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                                                                    EXHIBIT 11.2

                       LORAL CORPORATION AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (Unaudited)

                                                                           NINE MONTHS ENDED
                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1995         1994
                                                                         --------     --------
Primary:
  Net income applicable to common shares...............................  $243,054     $192,220
                                                                         ========     ========
  Shares:
     Weighted average common shares outstanding........................   171,491      167,360
     Common equivalent shares applicable to stock options..............     3,642        2,908
                                                                         --------     --------
     Average number of shares outstanding and common equivalent
      shares...........................................................   175,133      170,268
                                                                         ========     ========
Primary earnings per common share and common equivalent share..........  $   1.39     $   1.13
                                                                         ========     ========
Fully Diluted:
  Net income applicable to common shares...............................  $243,054     $192,220
                                                                         ========     ========
  Shares:
     Average number of common shares as adjusted for primary
      computation......................................................   175,133      170,268
     Incremental increase to shares under stock options where the quarter's ending market price is higher than the average market
      price during the quarter.........................................       230           44
                                                                         --------     --------
     Average number of shares outstanding on a fully diluted basis.....   175,363      170,312
                                                                         ========     ========
Earnings per common share assuming full dilution.......................  $   1.39     $   1.13
                                                                         ========     ========

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